Exhibit 10.37

STOCK PURCHASE AGREEMENT

by and between

MEASUREMENT SPECIALTIES, INC,

PRESSURE SYSTEMS, INC.

and

ESTERLINE TECHNOLOGIES CORPORATION

Dated September 8, 2010

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	4.4.	Brokers or Finders	32
	4.5.	Financing	32
	4.6.	Operations of Business	32
5.	Intentionally Omitted		32
6.	Intentionally Omitted		32
7.	Intentionally Omitted		32
8.	Intentionally Omitted		32
9.	Intentionally Omitted		32
10.	Additional Covenants		32
	10.1.	Nonsolicitation of Employees	32
	10.2.	Noncompetition	32
	10.3.	Further Assurances	33
	10.4.	Tax Matters	34
	10.5.	Pre-Closing Distributions	38
	10.6.	Employees and Benefits	39
	10.7.	Pre-Closing Expenses	40
	10.8.	ASML Last Buy Agreement	41
	10.9.	Post-Closing Financial Reporting	41
	10.10.	Post-Closing Employee Benefits	41
	10.11.	Post-Closing Use of Shareholder Name and Logo	41
	10.12.	Post-Closing Internet Content	41
11.	Indemnification; Remedies		42
	11.1.	Survival	42
	11.2.	Indemnification and Reimbursement By Shareholder	42
	11.3.	Indemnification and Reimbursement By Buyer	43
	11.4.	Limitations on Amount—Shareholder	43
	11.5.	Limitations on Amount--Buyer	44
	11.6.	Time Limitations	44
	11.7.	Third-Party Claims	44
	11.8.	Other Claims	46
	11.9.	Losses Net of Insurance, Etc	46
12.	Confidentiality		47
13.	General Provisions		47
	13.1.	Expenses	47
	13.2.	Public Announcements	48
	13.3.	Notices	48
	13.4.	Jurisdiction; Service of Process; Mediation; Waiver of Jury Trial	49
	13.5.	Waiver; Remedies Cumulative	50
	13.6.	Entire Agreement and Modification	50
	13.7.	Assignments, Successors and No Third-Party Rights	50
	13.8.	Severability	50
	13.9.	Construction	50
	13.10.	Time of Essence	51
	13.11.	Governing Law	51
	13.12.	Execution of Agreement	51

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is dated September 8, 2010, by and between Measurement Specialties, Inc., a New Jersey corporation (“Buyer”), Pressure Systems, Inc., a Virginia corporation (“Company”) and Esterline Technologies Corporation, a Delaware corporation (“Shareholder”).

RECITALS

Shareholder owns one hundred percent (100%) of the issued and outstanding shares of capital stock (the “Shares”) of Company. Shareholder desires to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.	Definitions and Usage

1.1.	Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”--(a) all trade accounts receivable and other rights to payment from customers of Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Company, (b) all other accounts or notes receivable of Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Adjustment Amount”--as defined in Section 2.5.

“Appurtenances”--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“ASML” --ASML Netherlands B.V.

“ASML Business”--the current business of the Company related solely to pressure measurement sensors and systems for exclusive use in microlithography technologies or its applications which sensors and systems are currently sold by the Company solely to ASML.

“ASML Business Transfer” –as defined in Section 10.5.

“ASML Last Buy Agreement”--as defined in Section 2.4(a)(x).

“ASML License Agreement”--as defined in Section 2.4(a)(x).

“Balance Sheet”--as defined in Section 3.4.

“Breach”--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day”--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Seattle, Washington are permitted or required to be closed.

“Buyer”--as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”--as defined in Section 11.2.

“Closing”--as defined in Section 2.4.

“Closing Date”--the date on which the Closing actually takes place.

“Closing Financial Statements”--as defined in Section 2.6(b).

“Closing Working Capital”--as defined in Section 2.6(b).

“COBRA”--as defined in Section 3.15(d).

“Code”--the Internal Revenue Code of 1986, as amended.

“Company Contract”--any Contract (a) under which Company has or may acquire any rights or benefits; (b) under which Company has or may become subject to any obligation or liability; or (c) by which Company or any of the assets owned or used by Company is or may become bound.

“Confidential Information”--as defined in Section 12.1.

“Consent”--any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”--all of the transactions contemplated by this Agreement.

“Contract”--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights”--as defined in Section 3.22(a)(iii).

“Damages”--as defined in Section 11.2.

“Disclosure Schedules”--the disclosure schedules delivered by Company and Shareholder to Buyer concurrently with the execution and delivery of this Agreement.

“Embargoed Person” means any person, country or entity subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. §§ App.1, et seq., the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, or any statutes, regulations or Executive Orders implemented by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”) or the United States Department of State Directorate of Defense Trade Controls (“DDTC”).

“Effective Time”—11:59 p.m. Eastern Standard Time on the Closing Date.

“Employee Plans”--as defined in Section 3.13(a).

“Encumbrance”--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”--any cost, damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)      any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)      any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense or obligation arising under any Environmental Law or Occupational Safety and Health Law;

(c)      financial or other responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)      any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law”--any Legal Requirement that pertains to the regulation, protection, preservation or remediation of the Environment, health, safety or Hazardous Materials, including Legal Requirements that require or relate to:

(a)      advising appropriate authorities, employees or the public of intended or actual Releases of Hazardous Materials, violations of discharge limits or other prohibitions under Environmental Law and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)      preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c)      reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)      assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)      protecting natural resources, species or ecological amenities;

(f)      reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(g)      cleaning up Hazardous Materials that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or

(h)      making responsible parties pay Governmental Bodies, private parties, or groups of them, for damages done to health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”--the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE”--any trade or business that, together with the Company, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Exchange Act”--the Securities Exchange Act of 1934.

“Facilities”--any real property, leasehold or other interest in real property currently owned or operated by Company, including the Tangible Personal Property used or operated by Company at the location of the Real Property specified in Section 3.6.

“GAAP”--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”--any:

(a)      nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)      federal, state, local, municipal, foreign or other government;

(c)      governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)      multinational organization or body;

(e)      body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)      official of any of the foregoing.

“Hazardous Activity”--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”--any substance, material or waste that is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to the Environment or human health, including those which are or will foreseeably be regulated by any Governmental Body under Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements”--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person”--as defined in Section 11.7.

“Indemnifying Person”--as defined in Section 11.7.

“Intellectual Property Assets”--as defined in Section 3.22(a).

“Inventories”--all inventories of Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Company in the production of finished goods.

“IRS”--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Company,” “Knowledge of Shareholder” and other terms of similar import—the actual awareness after reasonable inquiry of Al Yost, Alain Durand, Steven Yakshe, Laura Heyson, David Gupta, Randall Akers (only as to matters relating to the Company’s water testing applications) and Lasandra Owens (only as to Sections 3.13, 3.20 and 3.21).

“Land”--all parcels and tracts of land in which Company has an ownership interest.

“Lease”--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Company is a party and any other Company Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks”--as defined in Section 3.22(a)(i).

“Material Adverse Effect”—means any circumstance, change or effect that is materially adverse to the business, assets, financial condition or results of operations of Company taken as a whole, but excluding (i) the effects of changes that are generally applicable to the industries and markets in which the Company operates, (ii) changes in the United States or world financial markets or general economic conditions, or (iii) effects directly or primarily arising out of the execution or delivery of this Agreement or the Contemplated Transactions or the public announcement thereof.

“Occupational Safety and Health Law”--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Patents”--as defined in Section 3.24(a)(ii).

“Permitted Encumbrances”—means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien or encumbrance which could not reasonably be expected to have a Material Adverse Effect, (iv) any Lien created pursuant to any lease of property, real or personal, the obligations under which are capitalized on Financial Statements, (v) any Lien created pursuant to any other lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the Lessee, and (vi) any Lien created to secure purchase money indebtedness.

“Person”--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”--as defined in Section 2.2.

“Real Property”--the Land and Improvements and all Appurtenances thereto.

“Real Property Lease”--any Lease of Facilities, Improvements or other Real Property interests.

“Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” – With respect to any Person, any other Person controlling, controlled by or under common control with such first Person, a director, officer, partner or trustee of such Person or a spouse, child, sibling or parent of such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Release”--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”--all actions, including any capital expenditures, required or voluntarily undertaken (a) to investigate, clean up, remove, treat or in any other way address any Hazardous Material; (b) to prevent the Release or threat of Release or to minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, broker, legal counsel or other representative of that Person.

“Sale Incentive Agreement”—means one of a series of agreements, as amended, entered into between the Company and some of its key employees that results in specified cash payments upon the successful closing of the transaction contemplated by this Agreement.

“SEC”--the United States Securities and Exchange Commission.

“Securities Act”--as defined in Section 3.3.

“Shareholder”--as defined in the first paragraph of this Agreement.

“Shareholder Employee Plan”--as defined in Section 10.6(d).

“Shares”—as defined in the Recitals section of this Agreement.

“Software”--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Company (wherever located and whether or not carried on Company’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Proceeding” --as defined in Section 10.4(e).

“Tax Return”--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”--a Person that is not a party to this Agreement.

“Third-Party Claim”--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“U.S. Export Control Laws” means the Export Administration Regulations (15 C.F.R. Parts 730-744); U.S. Foreign Trade Regulations (15 C.F.R. Part 30); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the U.S. Treasury Department, Office of Foreign Assets Control regulations (30 C.F.R. Parts 500-599; and the Antiboycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code)).

“U.S. Import Laws” means laws and regulations administered by Customs under Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations and the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) regulations (27 C.F.R. Part 447).

“U.S. Trade Control Agencies” includes, but is not limited to, BATFE, BIS, DDTC, DOJ, Internal Revenue Service, OFAC, Office of Antiboycott Compliance, U.S. Census Bureau, Foreign Trade Division, and U.S. Immigration and Customs Enforcement.

“WARN Act”--as defined in Section 3.20(d).

“Working Capital Range”—as defined in Section 2.6(a).

1.2.	Usage

(a)    Interpretation. In this Agreement, unless a clear contrary intention appears:

  (i)      the singular number includes the plural number and vice versa;

  (ii)      reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

  (iii)      reference to any gender includes each other gender;

  (iv)      reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

  (v)      reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

  (vi)      “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

  (vii)      “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

  (viii)      “or” is used in the inclusive sense of “and/or”;

  (ix)      with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

  (x)      references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)      Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)      Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	Sale and Transfer of Shares; Closing

2.1.	Sale of Shares

Subject to the terms and conditions of this Agreement, at the Closing, Shareholder will sell and transfer the Shares to Buyer and Buyer will purchase the Shares from Shareholder, free and clear of any and all Encumbrances.

2.2.	Consideration

The consideration for the Shares (the “Purchase Price”) will be Twenty Five Million Dollars ($25,000,000) plus or minus the Adjustment Amount and the Election Tax Cost. The Adjustment Amount shall be calculated and paid in accordance with Sections 2.5 and 2.6. The Election Tax Cost shall be calculated and paid in accordance with Section 10.4(k)(4).

2.3.	Closing

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, at 10:00 a.m., local time, on September 8, 2010 or at such other time and place as the parties may otherwise agree.

2.4.	Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)        Shareholder shall deliver to Buyer:

    (i)        Certificate(s) representing the Shares, duly endorsed or accompanied by duly executed stock powers for transfer to Buyer;

    (ii)       A release of the Company generally and of any Encumbrances on the Company’s assets other than Permitted Encumbrances;

    (iii)      Certificates dated as of a date not earlier than the fifth business day prior to the date hereof as to the good standing of Company, executed by the appropriate officials of the State of Virginia and each jurisdiction in which Company is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a);

    (iv)      Resignations of and releases from all of the Company’s directors and such of its officers as Buyer shall have identified at least five (5) business days in advance of the Closing;

    (v)      A non-foreign affidavit under Code Section 1445 in a form and substance reasonably acceptable to Buyer;

    (vi)      A favorable opinion of Perkins Coie, LLP, counsel for the Shareholder and the Company, dated as of the Closing Date, in a form and substance reasonably acceptable to Buyer;

    (vii)      a certificate of the Secretary of Shareholder certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Shareholder, certifying and attaching all requisite resolutions or actions of Shareholder’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

    (viii)      a certificate of the Secretary of Company certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Company, certifying and attaching all requisite resolutions or actions of Company’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

    (ix)      a license agreement between Weston Aerospace Limited (“Weston”) and the Company (the “ASML License Agreement”) permitting the Company to complete certain production and delivery obligations under that certain Revision J of the Last Buy Purchase and Supply Agreement, as amended, between the Company and ASML (the “ASML Last Buy Agreement”); and

    (x)      Such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.

(b)      Buyer shall deliver to Shareholder:

    (i)      the Purchase Price by wire transfer to an account specified by Shareholder in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

    (ii)      a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, and attaching, all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

2.5.	Adjustment Amount and Payment

The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount, if any, by which the Closing Working Capital, which shall be determined after the Closing Date in accordance with Section 2.6 hereof, either exceeds the upper end of the Working Capital Range (in which case there is a corresponding increase to the Purchase Price) or is less than the lower end of the Working Capital Range (in which case there is a corresponding decrease to the Purchase Price). After the Adjustment Amount, if any, is determined in accordance with Section 2.6 such Adjustment Amount shall be paid in accordance with such Section 2.6.

2.6.	Adjustment Procedure

 (a)    “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of the Company as of that date from the current assets of the Company (exclusive of cash) as of that date, each in the manner set forth on Exhibit 2.6. The “Working Capital Range” is $2,350,000 to $2,850,000. A sample calculation of the Working Capital is set forth on Exhibit 2.6.

 (b)    Buyer shall prepare financial statements (the “Closing Financial Statements”) of the Company as of the Effective Time and for the period from the date of the Balance Sheet through the Effective Time on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Balance Sheet, including the principles, policies and practices evidenced on Exhibit 2.6. Buyer shall then determine the Working Capital as of the Effective Time (the “Closing Working Capital”) based upon the Closing Financial Statements and using the same methodology as was used to prepare Exhibit 2.6. Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Shareholder within forty five (45) days following the Closing Date.

 (c)    If within thirty (30) days following delivery of the Closing Financial Statements and the Closing Working Capital calculation Shareholder has not given Buyer written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Company’s objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

 (d)    If Shareholder duly gives Buyer such notice of objection, and if Shareholder and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within fifteen (15) days of Buyer’s receipt of Shareholder’s objection notice, Shareholder and Buyer shall submit the issues remaining in dispute to independent accountants reasonably acceptable to both parties (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.6(b). If issues are submitted to the Independent Accountants for resolution, (i) Shareholder and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Shareholder and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Shareholder and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

 (e)    Within three (3) business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties, Shareholder or Buyer, as the case may be, shall make the wire transfer payment of the Adjustment Amount provided for in this Section 2.6. If the Adjustment Amount is negative, Shareholder shall refund the Adjustment Amount to Buyer. If the Adjustment Amount is positive, the Adjustment Amount will be paid by Buyer to Shareholder.

3.	Representations and Warranties of Shareholder and Company

Shareholder and Company represent and warrant to Buyer as follows:

3.1.	Organization and Good Standing

(a)        Schedule 3.1(a) contains a complete and accurate list of the Company’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Contracts. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

(b)        Complete and accurate copies of the Governing Documents of Company, as currently in effect, are attached to Schedule 3.1(b).

(c)        Company (i) has no Subsidiaries, (ii) except as disclosed in Schedule 3.1(c) has not had any Subsidiary, (iii) does not own any shares of capital stock or other securities of any other Person, and (iv) no former Subsidiary has conducted any business.

3.2.	Enforceability; Authority; No Conflict

(a)        This Agreement constitutes the legal, valid and binding obligation of Shareholder and Company, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Shareholder and/or the Company of the other documents or agreements to be executed or delivered by Shareholder and/or the Company at the Closing (collectively, the “Shareholder’s Closing Documents”), each of Shareholder’s Closing Documents will constitute the legal, valid and binding obligation of Shareholder and/or the Company, as the case may be, enforceable against each of them in accordance with its terms. Shareholder and the Company have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Shareholder’s Closing Documents to which either of them is a party and to perform their respective obligations under this Agreement and the Shareholder’s Closing Documents, and such action has been duly authorized by all necessary corporate action by Shareholder and the Company and any required third party consents have been obtained.

(b)        Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

    (i)      Breach (A) any provision of any of the Governing Documents of Shareholder or Company or (B) any resolution adopted by the board of directors of the Shareholder or Company;

(ii)      Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Company or Shareholder may be subject;

(iii)      contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or that otherwise relates to the business of Company;

(iv)      Breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Company Contract;

(v)      result in the imposition or creation of any Encumbrance upon or with respect to any of the Company’s assets.

(c)   Except as set forth in Schedule 3.2(c), neither Company nor Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.	Capitalization

The entire authorized equity securities of Company consist of One Hundred Fifty Thousand (150,000) shares of common stock, no par value per share, of which Eighty Thousand Four Hundred Ninety (80,490) shares are issued and outstanding and all of which are owned by Shareholder. Shareholder is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Company, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Company. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of such issued and outstanding shares of Common Stock were offered and sold in compliance with all applicable state and Federal securities laws, rules and regulations. There are no stock appreciation rights, phantom stock or similar rights in existence with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company.

3.4.	Financial Statements

(a)      Schedule 3.4 contains: (a) an unaudited balance sheet of Company as at July 31, 2010 (the “Balance Sheet”), and the related unaudited statements of income for the nine (9) month period then ended; (b) unaudited balance sheets of Company for fiscal years 2009, 2008 and 2007, and the related unaudited statements of income for each of the fiscal years then ended. Such financial statements fairly present, subject to normal year-end adjustments, in all material respects, the financial condition and the results of operations, of Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied (except for the exclusion of changes in shareholders’ equity and cash flows and customary footnotes, which adjustments would not deviate adversely from the financial statements as attached hereto). The financial statements referred to in this Section 3.4 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Company.

(b)      The Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on the face of or in the notes to Company financial statements, except for (i) the liabilities and obligations of the Company that are disclosed in the financial statements on Schedule 3.4 hereto, to the extent and in the amounts so disclosed, and (ii) liabilities and obligations incurred or accrued in the ordinary course of business since July 31, 2010 and which do not, either individually or in the aggregate, have an adverse effect on the business, assets, operations, prospects or financial condition of the Company.

3.5.	Books and Records

The books of account and other financial Records of Company since January 1, 2004, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Company since January 1, 2004, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Company, if any.

3.6.	Description of Real Property

Schedule 3.6 contains a correct legal description, street address and tax parcel identification number of all Land and a description of all other Real Property.

3.7.	Leased Real Property

The Company (i) does not have any Real Property Leases and (ii) does not use any real property in connection with the operation of its business other than the Real Property.

3.8.	Real Property; Encumbrances

(a)      Company owns good and marketable title to the Real Property, free and clear of any Encumbrances, other than:

    (i)      Permitted Encumbrances; and

    (ii)      those described in Schedule 3.8(a) (“Real Estate Encumbrances”).

True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.

(b)      Company owns good and transferable title to all of its other assets free and clear of any Encumbrances other than those described in Schedule 3.8(b) and Permitted Encumbrances.

3.9.	Condition of Facilities; Assets

(a)        Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements. All Improvements are in compliance with all material Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Company.

(b)        Schedule 3.9(b) contains a true, correct and complete list and brief description of all items of Tangible Personal Property owned or leased by the Company and all leases or agreements under which the Company is lessee of or holds or operates any such Tangible Personal Property. Each item of Tangible Personal Property, and each part of the Facilities, is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. No item of Tangible Personal Property or part of the Facilities is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. The Company has good and marketable title to all of its properties and assets free and clear of all liens, claims, charges, options, forfeitures, rights of seizure, rights of tenants or other encumbrances. Except pursuant to this Agreement, neither the Company nor the Shareholder is a party to any contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of the Company. The Tangible Personal Property does not include any assets associated solely with the ASML Business, except to the extent described in the ASML Transition Manufacturing Agreement.

(c)        Schedule 3.9(c) contains a true, correct and complete list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Company and of all Persons authorized to act with respect thereto.

3.10.	Accounts Receivable

All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Company in the Ordinary Course of Business. The reserves for Accounts Receivable shown on the Balance Sheet or on the Closing Financial Statement are adequate and calculated consistent with past practice. Except as set forth in Schedule 3.10, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Company, under any Company Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet which are 60 or more days past due.

3.11.	Inventories

All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting Records of Company as of the Closing Date, as the case may be. Company is not in possession of any inventory not owned by Company, including goods already sold. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Company. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.12.	Taxes

(a)      Tax Returns Filed and Taxes Paid. Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by or on behalf of Company are true, correct and complete in all material respects. Company has paid, or made full and adequate provision on the Closing Financial Statements, for the payment of, all Taxes that have become due for all periods covered by the Tax Returns or otherwise (other than any such Taxes arising in connection with the Section 338 Elections), or pursuant to any assessment received by Company, except with respect to such Taxes, if any, as are listed in Schedule 3.12(a) and are being contested in good faith. Except as provided in Schedule 3.12(a), Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances (other than Permitted Encumbrances) on any of Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, and there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance. Section 3.12(a) of the Disclosure Schedule lists all types of Taxes paid and types of Tax Returns filed by or on behalf of the Company during all open statutory periods. No claim has been made in writing by a Taxing authority in a jurisdiction where the Company does not file a Tax Return such that it is or may be subject to Tax by that jurisdiction. The Shareholder has made available to Buyer copies of all Tax Returns filed by or with respect to the Company for all open statutory assessment periods. If any such filing was made on a consolidated basis with an affiliated company, proforma Tax Returns with respect to the Company have been provided to Buyer.

(b)      Tax Proceedings. Company is not a party to any Tax Proceeding, nor to the Knowledge of the Company has any such Tax Proceeding been threatened. There are no agreements for the extension of time for the assessment of any Taxes of Company. There exists no written proposed tax assessment or deficiency against Company except as disclosed in Schedule 3.12(b).

(c)      Specific Potential Tax Liabilities and Tax Situations.

(i)      Withholding. All Taxes that Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)      Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Company following the Closing.

(iii)      Consolidated Group. Other than to the extent set forth on Schedule 3.12(c)(iii), with respect to Tax periods for which the applicable statute of limitations has not closed, the Company (i) has not been a member of any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law filing a consolidated federal income Tax Return (other than a group the common parent of which was Shareholder), and (ii) has no liability for the Taxes of any Person (other than Shareholder and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local law). The Company is a member of a consolidated group of which the Shareholder is the common parent for US income Tax purposes and has been a member of such consolidated group continuously since its acquisition by the Shareholder in June 2003. The Shareholder and the Buyer are eligible to make the Section 338 Elections with respect to the sale of the Shares by the Shareholder to the Buyer.

(iv)      Substantial Understatement Penalty. Company has disclosed on its federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(v)      Tax-Free Distributions. Company has not been a party to a distribution to which Code Section 355(d) or (e) applies within the two-year period ending on the Closing Date.

(vi)      Reportable Transactions. Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(vii)      Accounting Methods; Timing Issues. The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting by the Company or any affiliate thereof (or any of their respective subsidiaries) initiated prior to the Closing or, to the Knowledge of the Company and Shareholder, otherwise required as a result of the consummation of the transactions contemplated by this Agreement for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) prior to the Closing Date, any intercompany transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date.

(viii)      Permanent Establishment. Company does not have nor has had a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(ix)        No Reduction of Tax Attributes. The Company will not be required to reduce any Tax Attribute by reason of the application of Treas. Reg. §1.1502-36 to the transactions contemplated by this Agreement. “Tax Attribute” shall mean any item of basis of property, any item of loss (including a net operating loss carryover), any item of credit and any other Tax item that would otherwise be taken into account in a Tax period ending after the Closing Date.

(x)         Each of Shareholder and the Company are United States persons within the meaning of Section 7701(a)(30) of the Code.

3.13.	Employee Plans

(a)      Schedule 3.13(a) contains a complete and accurate list of all employee benefit plans, policies and arrangements, including, without limitation, all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment agreements and other compensation arrangements, sponsored or contributed to by the Company or any ERISA Affiliate for the benefit of any employee or other individual service provider of the Company or with respect to which the Company has (or could reasonably be expected to have) any Liability (each, an “Employee Plan” and, collectively, the “Employee Plans”). Schedule 3.13(a) separately identifies Employee Plans sponsored by the Company and Employee Plans sponsored by the Shareholder that cover Company employees or other individual service providers. The Company has delivered or made available to Buyer, with respect to each Employee Plan (to the extent applicable thereto), true, correct and complete copies of (i) the plan document, as currently in effect, (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Plan; and (iii) the most recent determination letter issued by the IRS with respect to such Employee Plan.

(b)      Each Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with applicable law, including, without limitation, ERISA and the Code. None of the Company, the Shareholder or, to the Knowledge of the Company, any other Person (i) has engaged in a prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to which the Company would incur a material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or (ii) has breached its fiduciary duties under ERISA with respect to any Employee Plan in such a way as would result in a material liability to the Company. All contributions required to be made by the Company to the Employee Plans have been timely made, accrued, or provided for.

(c)      Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype plan or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred that would reasonably be expected to adversely affect the tax-qualified status of any such Employee Plan.

(d)      None of the Employee Plans provides medical, dental, life or disability insurance to any current or former employee of the Company after his or her retirement or other termination of employment, and the Company has never represented, promised or contracted to any employee or former employee that such benefits would be provided, except (i) to the extent required by applicable law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and (ii) conversion rights that are a part of the group insurance contracts.

(e)      At no time during the last six (6) years has the Company sponsored or contributed to, or been obligated to sponsor or contribute to any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (including, without limitation, any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA).

(f)      There are no material Proceedings (other than routine claims for benefits, appeals of such claims and qualified domestic relations orders) pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan.

(g)      The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any arrangement which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits by the Company or under any Employee Plan sponsored by the Company to any person or result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Section 280G of the Code.

(h)      Except as provided in Schedule 3.13(h), each Employee Plan that provides deferred compensation subject to Code Section 409A complies with the applicable requirements of Code Section 409A (and has so complied for the entire period during which Code Section 409A has applied to such Employee Plan). None of the transactions contemplated by this Agreement will constitute or result in a violation of Code Section 409A.

3.14.	Compliance with Legal Requirements; Governmental Authorizations

(a)      Except as set forth in Schedule 3.14(a) or as addressed with specificity in Sections 3.12, 3.19, 3.20, 3.21, 3.25 or 3.28:

  (i)     Company is in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

  (ii)     Company has not received, in the previous 36 months, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)      Schedule 3.14(b) contains a complete and accurate list of each Governmental Authorization that is held by Company or that otherwise relates to Company’s business or its assets. Each Governmental Authorization listed or required to be listed in Schedule 3.14(b) is valid and in full force and effect and the Company is in material compliance with all terms and conditions thereof.

(c)      Company has not received, in the previous 36 months, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

The Governmental Authorizations listed in Schedule 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15.	Legal Proceedings; Orders

(a)      Except as set forth in Schedule 3.15(a), there is no pending or, to Shareholder’s Knowledge, threatened Proceeding:

  (i)      by or against Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company; or

  (ii)      that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Shareholder has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15(a).

(b)      Except as set forth in Schedule 3.15(b):

  (i)      there is no Order to which Company, its business or any of the Assets is subject; and

  (ii)      no officer or director, or, to the Knowledge of Shareholder, agent or employee, of Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Company.

(c)      None of the items described in Schedule 3.15(a) or 3.15(b), singly or in the aggregate, if pursued and/or resulting in a judgment or decision against the Company would have a material adverse effect on the assets, business, goodwill or financial condition of the Company.

3.16.	Absence of Certain Changes and Events

Except as set forth in Schedule 3.16, since the date of the Balance Sheet, Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)      change in Company’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Company or issuance of any security convertible into such capital stock;

(b)      amendment to the Governing Documents of Company;

(c)      payment or increase (except in the Ordinary Course of Business) by Company of any bonuses, salaries or other compensation to any director, officer or employee of Company or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)      adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)      damage to or destruction or loss of any asset of the Company with a value in excess of $50,000, not covered by insurance;

(f)      entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Company is a party, or (ii) any Contract or transaction involving a total remaining commitment by Company of at least $50,000;

(g)      sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset or property of Company (including the Intellectual Property Assets) with a value in excess of $50,000 or the creation of any Encumbrance on any asset of the Company other than Permitted Encumbrances;

(h)      cancellation or waiver of any claims or rights with a value to Company in excess of $50,000;

(i)      indication by any customer or supplier representing annual sales or expenses in excess of $50,000 of an intention to discontinue or change the terms of its relationship with Company (other than in connection with the Company’s discontinuation of its ASML business);

(j)      material change in the accounting methods used by Company; or

(k)     Contract by Company to do any of the foregoing.

3.17.	Contracts; No Defaults

(a)      Schedule 3.17(a) contains an accurate and complete list, and Shareholder has delivered to Buyer accurate and complete copies, of:

 (i)       each Company Contract that involves performance of services or delivery of goods or materials by Company of an amount or value in excess of One Hundred Twenty Five Thousand dollars ($125,000);

 (ii)      each Company Contract that involves performance of services or delivery of goods or materials to Company of an amount or value in excess of One Hundred Twenty Five Thousand dollars ($125,000);

 (iii)     each Company Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Company in excess of Thirty Seven Thousand Five Hundred dollars ($37,500);

 (iv)     each Company Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Fifty Thousand dollars ($50,000) or with a term of less than one year);

 (v)      each Company Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

 (vi)     each Company Contract (however named) involving a sharing of profits, losses, costs or liabilities by Company with any other Person;

 (vii)    each Company Contract containing covenants that in any way purport to restrict Company’s business activity or limit the freedom of Company to engage in any line of business or to compete with any Person;

 (viii)   each employment contract or arrangement (A) which is not terminable by the Company within thirty (30) days without payment of any amount related to severance, or (B) for any continuing payment after termination of such contract or arrangement of any type or nature, other than payments relating to continuing obligations of the Company under an existing Employee Plan, including, without limitation, any bonuses and vested commissions;

 (ix)     each power of attorney of Company that is currently effective and outstanding; and

 (x)      each Company Contract for capital expenditures in excess of Seventy Five Thousand dollars ($75,000).

(b)    Except as set forth in Schedule 3.17(b):

 (i)       each Company Contract identified or required to be identified in Schedule 3.17(a) is in full force and effect and is valid and enforceable against Company in accordance with its terms; and

 (ii)     each Company Contract identified or required to be identified in Schedule 3.17(a) will be unaffected by the Contemplated Transactions and will remain in full force and effect without the consent of any other Person.

 (iii)    Company is in compliance with all material terms and requirements of each Company Contract;

 (iv)     to the Knowledge of the Company, each other Person that has or had any obligation or liability under any Company Contract is in full compliance with all applicable terms and requirements of such Company Contract;

 (v)      to the Knowledge of the Company, no event has occurred or circumstance exists that may result in a Breach of, or give Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract; and

 (vi)     Company has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Company Contract.

(c)    Each Company Contract relating to the sale, design, manufacture or provision of products or services by Company has been entered into in the Ordinary Course of Business of Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18.	Insurance

(a)      Shareholder has delivered to Buyer:

   (i)      accurate and complete copies of all summaries of insurance held by Shareholder to which Company is a beneficiary and all policies of insurance (and material correspondence relating to coverage thereunder) to which Company is a party, a list of which is included in Schedule 3.18(a); and

   (ii)     any statement by Shareholder’s auditor or any consultant or risk management advisor with regard to the adequacy of Company’s coverage or of the reserves for claims.

(b)      Schedule 3.18(b) describes:

   (i)      any self-insurance arrangement by or affecting Company, including any reserves established thereunder;

   (ii)    any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Company is a party or which involves the business of Company; and

  (iii)    all obligations of Company to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)       Except as set forth in Schedule 3.18(c):

  (i)      all policies of insurance to which Company is a party or that provide coverage to Company:

   (A)    are valid, outstanding and enforceable;

   (B)    are issued by an insurer that is financially sound and reputable;

   (C)    taken together, provide adequate insurance coverage for Company’s assets and operations for all risks normally insured against by a Person carrying on the same business or businesses as Company in the same location; and

   (D)    are sufficient for compliance with all Legal Requirements and Company Contracts;

  (ii)     Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

  (iii)    Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Company; and

  (iv)    Company has given notice to the insurer of all claims that may be insured thereby.

3.19.	Environmental Matters

Except as disclosed in Schedule 3.19:

(a)       Company is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable in any material manner under, any Environmental Law. Neither Company nor Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body, (ii) the current or prior owner or operator of any Facilities, or (iii) or any other Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened Liability under Environmental Law, including any obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)      There are no pending or, to the Knowledge of Company, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Company has or had an interest.

(c)      Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring initiated by or otherwise in the possession or control of Shareholder or Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(d)      No material Release of Hazardous Materials has occurred at any of the Company’s Facilities, the Company has not caused a Release of Hazardous Materials at any location nor has the Company arranged by contract, agreement or otherwise, for the transportation, treatment, storage of disposal of Hazardous Materials at any location which could reasonably be expected to result in liability to the Company under Environmental Law.

(e)      The Company has no Liabilities under Environmental Laws, and no facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date are known to the Company which could reasonably be expected to result in Liability to the Company under any Environmental Law.

(f)      None of the Company’s current Facilities contain, nor did any of the Company’s former Facilities contain during the period of the Company’s use, lease or occupancy, above ground or underground tanks or piping used for the management of Hazardous Materials, landfills, impoundments or other units for the treatment, storage or disposal of Hazardous Materials, PCBs, radioactive materials, urea formaldehyde, toxic mold, lead-based paint or asbestos containing materials.

(g)      Company has not agreed to assume and has not assumed by operation of law any Liability of any other Person arising under Environmental Law.

3.20.	Employees

(a)      A complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Company, including each employee on leave of absence: name; job title; date of hiring or engagement; current compensation paid or payable; and sick and vacation leave that is accrued but unused was made available to Buyer.

(b)      Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(c)      No officer or director, and, to the Knowledge of Shareholder and Company, no other agent, employee, consultant, or contractor of Company, is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Company or (ii) to assign to Company or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Shareholder and Company, no former or current employee of Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Company or Buyer to conduct the business as heretofore carried on by Company.

3.21.	Labor Disputes; Compliance

(a)      Company has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other similar requirements, the payment of social security and similar Taxes and occupational safety and health. Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)      Except as disclosed in Schedule 3.21(b), (i) Company has not been, and is not now, a party to any collective bargaining agreement; (ii) there has not been, there is not presently pending or existing, and to Shareholder’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Company; (iii) no application or petition for an election of or for certification of a collective bargaining agent is pending; and (iv) to Shareholder’s Knowledge there has been no charge of discrimination filed against or threatened against Company with the Equal Employment Opportunity Commission or similar Governmental Body.

3.22.	Intellectual Property Assets

(a)      The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee) or used by Company, including: (i) Company’s name, registered and unregistered trademarks, service marks and applications for each of the foregoing; (ii) all patents and patent applications; (iii) all registered and unregistered copyrights (collectively, “Copyrights”); (iv) all rights in internet web sites and internet domain names presently used by Company and (v) all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by the Company. All Intellectual Property Assets described in subparts (i) through (iv) inclusive are listed on Schedule 3.22(a).

(b)      Except as set forth in Schedule 3.22(b), the Intellectual Property Assets are all those necessary for the operation of Company’s business as it is currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.22(b). Except as set forth in Schedule 3.22(b) (i) to Company’s knowledge, no Intellectual Property Asset is infringed or has been challenged or threatened in any way and (ii) none of the products manufactured or sold, nor any process or know-how used, by Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

3.23.	Brokers or Finders

Neither Shareholder nor Company nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Company’s business or the Contemplated Transactions, other than the fee due to Technowledgey Strategic Group.

3.24.	Affiliate Transactions

After the Closing, neither the Shareholder nor any of its Subsidiaries, nor any of their directors or officers, will have any interest in any property (real or personal, tangible or intangible) used by the Company. Except as set forth in Schedule 3.24, as of the Closing there will be no contract, agreement or license between the Shareholder, any of its Subsidiaries, or any of their directors or officers, on the one hand, and the Company, on the other hand, other than contracts, agreements or licenses contemplated to be entered into in connection with this Agreement, and there shall exist no Liability of the Company to the Shareholder, any of its Subsidiaries, or any of their directors or officers.

3.25.	Export Compliance

Neither the Company nor any of their current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company: (A) have engaged in any activity or transaction prohibited by or in violation of any U.S. Export Control or Import Law; (B) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any U.S. Export Control or Import Law from any U.S. Trade Control Agency; (C) have been (x) subject of an indictment for a violation or violations of any U.S. Export Control or Import Law; (y) convicted of violating any U.S. Export Control or Import Law or (z) barred or suspended, even temporarily, from doing business with any agency of the U.S. Government as a result of a violation of any U.S. Export Control or Import Law; (D) (x) is an Embargoed Person; (y) is owned or controlled by, or is acting on behalf of, an Embargoed Person or (z) has engaged in activities, dealings or transactions with or involving an Embargoed Person; (E) has entered into a settlement, plea agreement, or deferred prosecution agreement with any U.S. Trade Control Agency for alleged violations of any U.S. Export Control or Import Law; or (F) has been officially reprimanded or terminated in whole or in part due to their violation of Company policies and procedures related to U.S. Export Control or Import Laws. There is no pending or, to the Knowledge of the Company, threatened U.S. Trade Control Agency proceeding, investigation, audit or enforcement action against the Company or any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company or any of its Subsidiaries. The Company does not have any pending or anticipated disclosures to any U.S. Trade Control Agency for potential violations of any U.S. Export Control or Import Law. All voluntary self disclosures that have been submitted to a U.S. Trade Control Agency involving potential violations of U.S. Export Control or Import Laws have been disclosed to the Buyer. There have been no potential violations of U.S. Export Control or

Import Laws that have been discovered by the Company, but not reported to a U.S. Trade Control Agency.

3.26.	Sufficiency of Assets; Operations of Business

Except as set forth on Schedule 3.26, the assets owned, leased or licensed by the Company, and the Company’s rights under the Company Contracts and Governmental Authorizations, constitute all of the assets, properties, contract rights and licenses that (a) are reasonably necessary for the Company to operate its business in substantially the same manner as such operations are presently conducted, (b) are reasonably sufficient to operate the business as a going concern, and (c) are used by the Company to operate its business. Schedule 3.26 contains a complete and accurate description of all services and support provided by Shareholder to Company.

3.27.	Customers and Suppliers.

(a)      Schedule 3.27(a) is a complete and correct list of the twenty (20) largest (as measured by revenue) customers of Company (the “Material Customers”) for the twelve (12) month period ending June 30, 2010 and sets forth opposite the name of each Material Customer the amount billed to such customer during such period. Except as set forth in Schedule 3.27(a), in the last twelve (12) months, no Material Customer has cancelled or otherwise terminated, or threatened to cancel or terminate (whether verbally or in writing), its relationship with the Company. The Company has not received any notice, whether verbal or written, and has no Knowledge that any Material Customer intends to cancel or otherwise materially modify its relationship with the Company. There are no claims, disputes or re-negotiations between the Company and any of its customers and there is no basis for any such claim, dispute or re-negotiation.

(b)      Schedule 3.27(b) is a complete and correct list of the twenty (20) largest vendors, suppliers, service providers and other similar business relations of the Company (the “Material Vendors”) for the twelve (12) month period ending June 30, 2010 and sets forth opposite the name of each Material Vendor the amount paid to such vendor during such period. Except as set forth in Schedule 3.27(b), in the last twelve (12) months, no Material Vendor has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Company. Shareholder has not received any notice, and has no knowledge that any Material Vendor intends to cancel or otherwise materially modify (including, without limitation, price increases) its relationship with the Company.

3.28.	Absence of Sensitive Payments.

Neither the Company nor any of its employees or officers have made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; has established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; or has made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment. Neither the Shareholder nor any of its employees or officers or those of its direct or indirect Subsidiaries have taken any of the actions described in the preceding sentence on behalf of the Company or the Company’s assets or business.

4.	Representations and Warranties of Buyer

Buyer represents and warrants to Shareholder as follows:

4.1. Organization	and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and authority to conduct its business as it is now conducted.

4.2. Enforceability;	Authority; No Conflict

(a)      This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the other agreements to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)      Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

 (i)     any provision of Buyer’s Governing Documents;

 (ii)    any resolution adopted by the board of directors or the shareholders of Buyer;

 (iii)   any Legal Requirement or Order to which Buyer may be subject; or

 (iv)   any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.	Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4.	Brokers or Finders

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

         4.5.       Financing

Buyer possesses and will possess sufficient funds to consummate the Contemplated Transactions and affirms that it is not a condition to Closing that Buyer obtain financing for or related to any of the Contemplated Transactions.

4.6.	Operations of Business

Buyer recognizes that Shareholder provides to Company services and support listed on Schedule 3.26. Buyer recognizes that such services and support are necessary for the ongoing operation of Company and that Buyer must provide or contract with a third party to provide the services and support currently being provided by Shareholder.

5.	Intentionally Omitted

6.	Intentionally Omitted

7.	Intentionally Omitted

8.	Intentionally Omitted

9.	Intentionally Omitted

10.	Additional Covenants

10.1	Nonsolicitation of Employees

For a period of three (3) years following Closing, neither Shareholder nor its Related Persons shall directly or indirectly: solicit the employment of or hire any employee of Company, or induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other, provided, however, that the foregoing shall not apply to (i) responses or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to employees of Company or (ii) any employee of Company who is terminated by Buyer or Company after the Closing Date or terminates his or her employment with Company without any solicitation from Shareholder.

10.2.	Noncompetition

(a)      Noncompetition. For a period of three (3) years after the Closing Date, Shareholder shall not, anywhere in the world, directly or indirectly (including through any direct or indirect Subsidiary) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person whose primary business is the manufacture, sale or distribution of electronic pressure scanning devices for ground testing applications or water level and conductivity monitoring devices (“Competing Business”), provided, however, that Shareholder may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)      Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.2(a) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.2 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Company and to prevent any unfair advantage conferred on Shareholder.

(c)      Shareholder acknowledges that the Shareholder’s and Company’s expertise in the Competing Business is of a special, unique, and intellectual character which gives said expertise a peculiar value. Shareholder acknowledges and agrees that (i) the restrictions contained in Sections 10.1 and 10.2 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect the value of the Company and the Shares (including, without limitation, its goodwill), (ii) the Shareholder is primarily responsible for the creation of such value and goodwill as of the Closing Date, (iii) Buyer would not have consummated the Contemplated Transactions without the restrictions contained in Sections 10.1 and 10.2 and (iv) Buyer would be irreparably damaged if any of the provisions of this Section are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Shareholder agrees that Buyer is entitled to an injunction or injunctions to prevent breaches of this Section and has the right to specifically enforce this Section against the Shareholder and its Related Persons in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

10.3.	Further Assurances

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. Prior to the Closing, the Shareholder and the Company shall afford Buyer reasonable access to agreed, identified current customers of the Company, upon prior written consent of the Shareholder, so long as such access is not disruptive to the operations of the business of the Shareholder, its Subsidiaries or the Company. Each of the Shareholder and its Related Persons will refer all customer inquiries relating to the business of the Company to the Company from and after the Closing.

10.4.	Tax Matters

(a)      All transfer, documentary, sales, use, stamp and registration Taxes (but excluding income Taxes) resulting from, arising out of, relating to, or caused by this Agreement and the Contemplated Transactions will be paid one-half by Buyer and one-half by Shareholder.

(b)      The Shareholder shall include the Company in, and shall file or cause to be filed, the United States consolidated federal income Tax Return of the Shareholder for all taxable periods of the Company ending on or prior to the Closing Date and where applicable, the Shareholder shall include the Company in, and shall file or cause to be filed all other consolidated Tax Returns relating to the Company for all Taxable periods of the Company ending on or prior to the Closing Date, and shall pay (or cause to be paid) any and all Taxes due with respect to all of such Tax Returns to the extent such Taxes were not taken into account in determining Closing Working Capital. The Shareholder shall file (or cause to be filed) all other Tax Returns of the Company required to be filed prior to the Closing Date, and pay (or cause to be paid) any and all Taxes due with respect to such Tax Returns, to the extent such Taxes were not taken into account in determining Closing Working Capital. Any Tax Returns which the Shareholder files (or causes to be filed) pursuant to the foregoing after the date of this Agreement shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by the applicable Tax laws, as reasonably determined by the Shareholder. Subsequent to Closing, in the event that the Shareholder or any Affiliate thereof amends any combined, consolidated or unitary Tax Return which includes the Company or makes a claim for refund with respect to any such Tax Return and if such amendment or refund claim could have a material adverse affect on the Buyer, the Company, or any of their respective Affiliates for any Taxable period (as reasonably determined by Shareholder), then Shareholder will provide a copy of such amendment or refund claim to Buyer within thirty (30) days prior to the filing thereof, and any Damages to any Buyer Indemnified Party resulting from such amendment or refund claim shall, without duplication, be subject to indemnification pursuant to Article 11.

(c)      Following the Closing, Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns (other than consolidated, combined or unitary Tax Returns described in Section 10.4(b)(i)) which are required to be filed pursuant to any Legal Requirement with respect to the Company after the Closing Date (including any separate Company Tax Returns which the Shareholder failed to properly file, or cause to be filed, prior to the Closing Date), and, subject to the right to receive payment from the Shareholder under Section 10.4(i), pay or cause to be paid all Taxes shown to be due thereon. To the extent that Buyer seeks a payment from Shareholder under Section 10.4(g) with respect to any such Tax Return, Buyer shall cause the Company to provide Shareholder with a copy of such Tax Return (or in the case of a consolidated, combined, or unitary Tax Return including the Company, the portion of such Tax Return relating to the Company) prior to filing for the Shareholder’s review and approval (which approval will not be unreasonably withheld, conditioned or delayed). The Shareholder and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Return prior to the due date for filing such Tax Return. In the event that the Shareholder and Buyer are unable to resolve any dispute with respect to such Tax Return prior to the due date for filing, such dispute shall be resolved in accordance with Section 10.4(m).

(d)      To the extent that any Taxes shown due on a Tax Return which Buyer is required to file (or cause to be filed) under Section 10.4(b)(i) relate to a Pre-Closing Tax Period or are otherwise the responsibility of the Shareholder under Article 10 or Article 11 of this Agreement, the Shareholder shall make a payment to Buyer in the amount of such Taxes no later than thirty (30) days after Buyer provides the Shareholder with a copy of such Tax Return (or in the case of a consolidated, combined or unitary Tax Return, the portion relating to the Company) and a statement setting forth the amount Shareholder owes to the Buyer. If a dispute arises with respect to the underlying Tax Return or the amount of Taxes for which the Shareholder is responsible, the Shareholder and Buyer shall attempt in good faith to resolve any such disagreement prior to the due date of the Tax Return. If such dispute is not resolved prior to the due date of the Tax Return, the Shareholder shall pay to Buyer the amount that the Shareholder believes in good faith is due and owing (and the Tax Return shall be filed in the manner that Buyer deems correct); provide, however, if the independent accounting firm resolving the dispute in accordance with Section 10.4(k) determines that the amount of Taxes as being the responsibility of the Shareholder differs from the amount paid to Buyer, the Shareholder shall pay to the Buyer, or the Buyer shall pay to the Shareholder, the amount necessary to reflect the independent accounting firm’s determination (plus interest determined at the federal underpayment rate described in Section 6621(a)(2) of the Code). No payment pursuant to this Section 10.4(b)(iii) shall excuse the Shareholder from its indemnification obligations pursuant to Article 10 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Return exceeds the amount of the Shareholder’s payment pursuant to this Section 10.4(b)(iii).

(e)      Any Tax sharing agreement between Shareholder and Company shall be terminated as of the Closing Date and will have no further effect for any taxable year, and all amounts due as of the Closing Date from or to Shareholder under any such tax sharing agreement shall be finally determined by Shareholder and paid or otherwise settled by Shareholder or Company on or prior to the Closing Date.

(f)      Buyer, Company and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Company and Shareholder agree to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Shareholder, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other party so requests, Company or Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

(g)      With respect to all periods ending on or prior to the Closing Date, Shareholder shall have the exclusive authority to (1) represent the Company before any Governmental Body in any audit, contest, claim, proceeding or inquiry regarding the Tax consequences of the operations of the Company (a “Tax Proceeding”) and (2) settle or contest, in its sole discretion, any such Tax Proceeding; provided, however, that Shareholder shall allow Buyer and its counsel to participate in, but not control, any such Tax Proceeding at Buyer’s sole expense. Shareholder shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Proceedings involving any Tax liability of Company for such taxable periods. With respect to all periods that begin immediately following and end after the Closing Date, Buyer shall have the exclusive authority to (1) represent the Company in any Tax Proceeding and (2) settle or contest, in its sole discretion, any such Tax Proceeding. With respect to any Straddle Period, Buyer shall have the exclusive authority to (1) represent the Company in any Tax Proceeding and (2) settle or contest, in its sole discretion, any such Tax Proceeding, provided, however, that Buyer shall allow Shareholder and its counsel to participate in, but not control, any such proceeding at Shareholder’s sole expense; provided, however, that Buyer shall allow Shareholder and its counsel to participate in, but not control, any such proceeding at Shareholder’s sole expense. Buyer shall keep Shareholder fully and timely informed with respect to the commencement, status and nature of any Tax Proceedings involving any Tax liability of the Company for all Pre-Closing Tax Periods and Straddle Periods.

(h)      Buyer and Company shall elect, where permitted by law, to carry forward any net operating loss or other tax attribute of the Company arising in any taxable period that begins on or after the Closing Date that, absent such election, would be carried back to a taxable period ending on or prior to the Closing Date.

(i)      The Shareholder shall and hereby covenants and agrees to indemnify and hold harmless the Company and the Buyer with respect to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, in each case, to the extent any such Taxes described in any of the foregoing clauses (i), (ii) or (iii) were not taken into account in determining Closing Working Capital.

(j)      For purposes of this Agreement, in the case of any Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date will (i) in the case of any property, ad valorem or similar Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which will be the number of days in the Taxable period ending on the Closing Date and the denominator of which will be the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Taxable period ended at the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds an interest will be deemed to end at such time).

(k)      Election Under Treasury Regulation Section 1.338(h)(10)-1.

   (1)       The Shareholder and Buyer agree that, at Buyer’s election, they shall jointly make or cause to be made the election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1(c) and any corresponding election under state, local or foreign Tax law (the “Section 338 Elections”) with respect to the purchase and sale of the Shares. The Buyer shall prepare IRS Form 8023 (or any successor form) and any similar state, local or foreign Tax forms (together with any required attachments and schedules) required to make the Section 338 Elections (each an “Election Form” and collectively, the “Election Forms”). The Shareholder shall properly execute (or cause to be executed) any such Election Forms and promptly return such properly executed forms to Buyer.

   (2)       The Shareholder, Buyer, and Company agree that the Purchase Price and the liabilities of the Company (plus other relevant items required under Section 338(h)(10) of the Code) will be allocated for Tax purposes among the assets of the Company and the complete satisfaction of all intercompany debt obligations between the Shareholder and the Company existing immediately prior to the Closing as set forth on a written statement in a form prepared by Buyer (the “Allocation Statement”) which shall be delivered by Buyer to the Shareholder within a reasonable time period after the Closing Date (but for purposes of clarification, in any event need not be delivered prior to January 15, 2011). The Allocation Statement shall be subject to Shareholder’s objection in writing to Buyer within ten (10) days after receipt thereof if, but only if, Shareholder determines in good faith that such Allocation Statement as prepared by Buyer is materially unreasonable and Shareholder includes with such written objection reasonable details supporting Shareholder’s basis for such determination, and thereafter the Shareholder and Buyer shall cooperate in good faith in resolving such dispute, with each party to be solely responsible for its own costs and expenses incurred in connection therewith. In the event that any of the allocations set forth in the Allocation Statement are disputed by a Tax authority, the party receiving notice of such dispute shall notify the other parties, and the Shareholder and Buyer shall cooperate in good faith in responding to such challenge to preserve the effectiveness of such allocation, with each party to be solely responsible for its own costs and expenses incurred in connection therewith.

   (3)       The Shareholder, Buyer, and Company agree to file, and shall cause their affiliates to file, all Tax Returns in a manner consistent with the Section 338 Elections and the Allocation Statement and shall take no position contrary thereto, unless otherwise required by law. Buyer and Company shall cooperate in the preparation and filing of any Election Forms and shall take all such actions as are necessary and appropriate to effectuate the Section 338 Elections.

   (4)       If Buyer elects to make the Section 338 Elections, Buyer shall pay to the Shareholder, at the time and in the amounts set forth below, an amount equal to the excess of (i) the amount of federal, state and local income Taxes which the Shareholder is required to pay with respect to the sale of the Shares, over (ii) the amount of federal, state and local income Taxes which the Shareholder would have been required to pay if the Section 338 Elections were not made in connection with the sale of the Shares (the “Election Tax Cost”). Buyer agrees to reimburse the Shareholder for all reasonable third party expenses incurred in order to complete an analysis of the

Shareholder’s U.S. federal income tax basis in the Shares of the Company as of the Closing Date as well as an analysis of its federal income tax basis in the assets of the Company as of the Closing Date (the “Tax Basis Study”), and for any other reasonable out-of-pocket costs incurred by the Shareholder in connection with any of the provisions of this Section 10.4(k), regardless of whether or not Buyer elects under Section 338(h)(10). The Shareholder and Buyer agree to use commercially reasonable efforts to cause the Tax Basis Study to be completed as soon as practicable after the Closing Date. By December 1, 2010, the Shareholder shall deliver a statement to Buyer setting forth in good faith the Election Tax Cost. Buyer shall have 30 days to object to the Election Tax Cost. If Buyer fails to object in such 30 day period, the Election Tax Cost determined by the Shareholder shall be the final Election Tax Cost. If Buyer so objects, Buyer and the Shareholder shall negotiate in good faith to resolve any disputes and reach an agreement as to the final Election Tax Cost. If Buyer and the Shareholder can not resolve their disputes within 30 days of Buyer’s initial objection, the disputes will be submitted to an independent accounting firm mutually acceptable to Buyer and the Shareholder. The independent accounting firm shall resolve all disputed issues, which resolution will be binding on Buyer and the Shareholder. The fees and expenses of such accounting firm shall be borne equally by Buyer and the Shareholder. The Election Tax Cost shall be paid to the Shareholder no later than 10 days after all disputes are resolved with respect to the Election Tax Cost, and the final Election Tax Cost is determined.

(l)      Any dispute as to any matter covered by Section 10.4 shall be resolved by an independent accounting firm mutually acceptable to the Shareholder and Buyer. The resolution by such accounting firm shall be binding on the parties. The fees and expenses of such accounting firm shall be borne equally by the Shareholder, on one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner in which Buyer deems is correct, provided, however, that Buyer will file any amended Tax Returns permitted by law to reflect the independent accounting firm’s resolution of the dispute.

(m)      Any Tax refund that is received by Buyer or any of its affiliates (including the Company) and any amount credited against Taxes to which Buyer or any of its affiliates (including the Company) become entitled, in each case, that relate to Taxes of the Company for any Pre-Closing Tax Period or the portion of any period through the end of the Closing Date, to the extent any such refund or credit was not taken into account in determining Closing Working Capital, shall be for the account of the Shareholder. Buyer shall pay over or cause to be paid over to the Shareholder any such refund or the amount of any such credit within 30 days after receipt thereof or entitlement thereto.

10.5.	Pre-Closing Distributions

The parties acknowledge that Company is being acquired on a debt-free basis and with sufficient net working capital to permit smooth transition and the on-going operation of the Company (representing by the Working Capital Range). To that end, Shareholder may cause Company to distribute out any excess cash on or prior to Closing. In addition, Buyer acknowledges that any ownership interest the Company has in assets associated solely with the ASML Business will have been transferred to a Subsidiary of the Shareholder selected by the Shareholder in advance of Closing (the “ASML Business Transfer”) and such assets as are necessary to permit the Company to perform certain remaining production and delivery obligations under the ASML

Last Buy Agreement will be licensed to the Company under the terms of the ASML License Agreement. In the event that any assets or rights associated with the business of the Company were transferred in connection with the ASML Business Transfer that are not related to the ASML Business, Shareholder covenants to promptly transfer, or cause to be transferred, to Company, at Shareholder’s sole expense, any such assets transferred from Company.

10.6.	Employees and Benefits

(a)      Buyer currently anticipates retaining most of the Company’s current employees after Closing. The foregoing notwithstanding, Buyer shall not be obligated to provide continuing employment to any such employee after the Closing. Buyer will cause Company to maintain and provide to each such retained employee comparable or superior wages (excluding bonus and other incentive terms) to those enjoyed prior to Closing until the earlier of (A) the termination of such employee’s employment with the Company and (B) the date which is twelve (12) months following Closing. To the extent a person who is an employee of the Company immediately prior to the Closing is terminated by Buyer or the Company within the twelve (12) month period following the Closing for any reason other than gross misconduct, Buyer will cause for the Company to pay severance to such employee according to the following formula: (1) in the case of any employee of the Company other than Steve Yakshe or Laura Heyson, one week’s base pay for each full year of service, with a minimum of two weeks’ base pay and a maximum of sixteen weeks’ base pay, and less any sums paid by Shareholder under a Sale Incentive Agreement, and (2) in the case of Steve Yakshe and Laura Heyson, two-third’s of one week’s base pay for each full year of service, and less any sums paid by Shareholder under a Sale Incentive Agreement, provided, however that all of the severance payments described in this Section 10.6(a) will be contingent on the employee’s execution of a severance and release agreement in the form substantially similar to that used by the Company prior to the Closing. Post-Closing Company employee benefit plans, vacation policies, and similar benefits will credit retained employees for years of service to the Company pre-Closing for purposes of eligibility, vesting, and rates of accrual, as applicable. In addition, each Company employee benefit plan made available by Buyer or the Company after the Closing that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, will (a) waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations and exclusions with respect to the retained employees and their spouses and dependents to the extent waived, satisfied or not included under the corresponding Employee Plan, and (b) recognize for each retained employee and his or her spouse and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Company employee benefit plan any deductible, co-payment and out-of-pocket expenses paid by the retained employee and his or her spouse and dependents under a corresponding Employee Plan during the calendar year in which the Closing Date occurs and neither Buyer nor Company will impose preexisting condition exclusions upon such retained employees under any group health plan made available by Buyer or Company after Closing. Buyer shall cause Company to honor all accrued paid time off, vacation and similar benefit accruals for such retained employees.

(b)      With respect to individuals employed by the Company on the Closing Date who continue employment with the Company, Buyer or any of Buyer’s Subsidiaries (or any trade or business that, together with Buyer, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code) after the Closing (“Continuing Employees”), Buyer shall cause Buyer’s 401(k) plan to accept a “direct rollover” of such participant’s vested account balances, including participant loans, under Shareholder’s 401(k) plan; provided, however, that Buyer’s 401(k) plan will not be required to accept any such rollover if Buyer reasonably determines that such rollover would constitute an “invalid rollover contribution,” as defined in Treasury Regulation Section 1.401(a)(31)-1, Q&A-14(b)(1).

(c)      Effective as of the Closing Date, the Shareholder shall transfer to Buyer (or such other person(s) as Buyer may designate) the health care spending accounts and the dependent care spending accounts of all Continuing Employees under the Esterline Technologies Flexible Benefits Plan (such accounts are referred to hereinafter, collectively, as the “FSAs”) and Buyer shall assume all liabilities related thereto. If the aggregate salary reductions (and other contributions) for the current plan year made by participants under the FSAs on or before the Closing Date exceed the aggregate claims for the current plan year paid to such participants under the FSAs on or before the Closing Date, then, on (or as soon as administratively practicable after) the Closing Date, the Shareholder shall make a cash payment to Buyer (or such other person as Buyer may designate) in an amount equal to such excess. If, on the other hand, the aggregate salary reductions (and other contributions) for the current plan year made by such participants under the FSAs on or before the Closing Date are exceeded by the aggregate claims for the current plan year paid to such participants under the FSAs on or before the Closing Date, then, on (or as soon as administratively practicable after) the Closing Date, Buyer shall make a cash payment to the Shareholder (or such other person as the Shareholder may designate) in an amount equal to such deficit. On or (as soon as administratively practicable after) the Closing Date, Buyer shall provide the Shareholder with a list of the Continuing Employees and the Shareholder shall provide Buyer with the calculation of the amount of the cash payment required to be made by the Shareholder or Buyer pursuant to this Section 10.6(c).

(d)      Subject to Sections 10.7 and 10.10, Shareholder and Company shall take all actions as may be necessary to terminate the Company’s participation in any Employee Plans sponsored by the Shareholder or any other ERISA Affiliate, as applicable (each a “Shareholder Employee Plan”), effective immediately prior to the Closing Date, and thereafter the Company shall have no Liability thereunder. Shareholder shall remain liable and shall pay to the Company (or cause the Company to pay), within three business days following Closing, all amounts accrued or to have been accrued through such date under the Esterline Technologies Corporation Annual Incentive Compensation Plan for Fiscal Year 2010 and the Pressure Systems FY 2010 Performance Share Plan, and the Company shall promptly pay such amounts to its employees, as applicable.

10.7.	Pre-Closing Expenses

In addition to the obligations under Section 10.6(d), promptly after being notified of the amount thereof, Buyer shall reimburse the Shareholder for (or shall cause the Company to reimburse Shareholder for) any costs and expenses related to the Company’s participation in Shareholder-sponsored insurance and other employee benefit plans (including, without limitation, contributions and other expenses related to participation in the medical and 401(k) plans, but excluding any amounts accrued or to have been accrued through the Closing under the Esterline Technologies Corporation Annual Incentive Compensation Plan for Fiscal Year 2010 and the Pressure Systems FY 2010 Performance Share Plan under Section 10.6(d) above), prior to Closing, to the extent the same were accrued expenses on the Company’s Closing Working Capital consistent with prior periods, in an amount not to exceed $20,000. Shareholder shall be liable for and shall pay to the employees of the Company, on September 16, 2010, all payroll amounts that were accrued or were to have been accrued by the Company through the Closing Date but remain unpaid as of such date.

10.8.	ASML Last Buy Agreement

Shareholder and Company shall take all commercially reasonable actions necessary to assign and transfer the ASML Last Buy Agreement, including all repair, replacement and indemnity obligations thereunder, to a Subsidiary of the Shareholder selected by the Shareholder promptly following the satisfaction of all product delivery obligations by the Company.

10.9.	Post-Closing Financial Reporting

Following the Closing, in addition to the cooperation contemplated with respect to tax matters under Section 10.4, the Buyer will cause the Company to cooperate in providing the Shareholder financial reporting information required to complete the preparation of its financial statements as set forth in Schedule 10.9.

10.10.	Post-Closing Employee Benefits

Following the Closing and through September 30, 2010, the Shareholder will provide the Company and its employees the employee benefits set forth in Schedule 10.10 in the manner and on the terms provided by Shareholder to the Company and its employees prior to the Closing Date, at a cost to the Company equal to the amount set forth in such schedule. Buyer shall pay the Shareholder the amount indicated on Schedule 10.10 (or shall cause the Company to pay the Shareholder such amount) no later than October 8, 2010.

10.11.	Post-Closing Use of Shareholder Name and Logo

The Company shall remove Shareholder’s name, logo and other trademarks from all assets, properties and all other items related to its business, except with regard to inventory where the Shareholder’s name, logo or other trademarks cannot be removed or replaced, as soon as practicable after the Closing Date, but in any event within six weeks of the Closing Date (the “Transition Period”). During the Transition Period, Shareholder shall refrain from taking any action against the Company or Buyer to enforce its rights in its name, logo and other trademarks, provided that the Company’s use of Shareholder’s name, logo or other trademarks is limited to activities related to the transition in connection with the Contemplated Transactions. Following the Transition Period, the only permitted use of Shareholder’s name, logo or other trademarks by the Company or Buyer will be with respect to the sale of inventory that existed as of the Closing Date that includes such name, logo or other trademarks in a fashion that such markings cannot reasonably be removed or replaced, which inventory may continue to be sold until it is exhausted.

10.12.	Post-Closing Internet Content

For a period of six months following the Closing Date, the Shareholder shall maintain in their current form the webpages and other website content related to the Company and its business, except that the Shareholder shall, not later than one business day following the Closing Date, add to the Company’s webpage on the Shareholder’s website a notice in a form reasonably acceptable to the Buyer disclosing the acquisition of the Company by the Buyer, together with a link to the Buyer’s website.

11.	Indemnification; Remedies

11.1.	Survival

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificates delivered pursuant to Section 2.4 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6 and shall not merge in the performance of any obligation by any party hereto. Except as expressly provided in the next sentence below, any examination, inspection or audit of the properties, financial condition or other matters of the Company and its business conducted by the Buyer or on its behalf on or prior to the Closing Date shall in no way limit, affect or impair the ability of Buyer to rely upon the representations, warranties, covenants and obligations of the Shareholder and the Company set forth herein. The Buyer shall not be entitled to indemnification pursuant to this Agreement with respect to any representation or warranty of the Shareholder or Company set forth in Article 3 of this Agreement if, as of the date of this Agreement, the Buyer had actual knowledge (without imputation from others) of an actual breach of such representation or warranty of the Shareholder or Company set forth in Article 3 of this Agreement. The Shareholder shall have the burden of providing that the Buyer had such actual knowledge of such breach in accordance with the standards set forth in the preceding sentence. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

11.2.	Indemnification and Reimbursement By Shareholder

Shareholder will indemnify and hold harmless Buyer, and Buyer’s Representatives, shareholders, subsidiaries (including, after the Closing, Company) and Related Persons (collectively, the “Buyer Indemnified Persons”), and will, subject to the procedures in Section 11.7, reimburse the Buyer Indemnified Persons for any actual loss, liability, claim, damage, amounts paid in settlement, expense (including costs of investigation and defense and reasonable fees and expenses of attorneys, accountants and other professionals), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)      any Breach of any representation or warranty made by Shareholder or Company in this Agreement or in any certificate, document, writing or instrument delivered by Shareholder pursuant to this Agreement;

(b)      any Breach of any covenant or obligation of Shareholder or Company in this Agreement or in any other certificate, document, writing or instrument delivered by Company or Shareholder pursuant to this Agreement;

(c)      any (i) claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Company or Shareholder (or any Person acting on their behalf), or any professional fees or other expenses incurred by Company, in connection with any of the Contemplated Transactions or (ii) any indebtedness for borrowed money for which the Company is liable after the Closing that was not reflected in computing the Adjustment Amount;

(d)      the matter described in Section 3.13(h) of the Disclosure Schedules, provided Buyer has cooperated in good faith with Shareholder and its legal counsel to correct (at Shareholder’s sole cost and expense) the noncompliant terms of the Deferred Compensation Agreements disclosed in Section 3.13(h) of the Disclosure Schedules under IRS Notice 2010-6 (and any additional guidance issued by the IRS) prior to December 31, 2010, and provided further that Buyer satisfies the service recipient requirements of Section XII of IRS Notice 2010-6; or

(e)      the Shareholder’s or any Affiliate thereof’s amendment of any combined, consolidated or unitary Tax Return which includes the Company or claim for refund with respect to any such Tax Return to the extent such amendment or refund claim has a material adverse affect on the Buyer, the Company, or any of their respective Affiliates for any Taxable period.

For all purposes of this Article 11, any Damages suffered or incurred by the Company arising from any Breach of a covenant, representation or warranty by any Shareholder or the Company against which Buyer is indemnified and held harmless shall be deemed suffered and incurred by Buyer, which shall, either independently or jointly with the Company, be entitled to enforce such covenants of indemnity. Further, for all purposes of this Article 11, Damages, following the determination that a breach has occurred, will be calculated without reference to materiality or similar qualifiers contained in the representation, warranty or covenant that was breached.

11.3.	Indemnification and Reimbursement By Buyer

Buyer will indemnify and hold harmless Shareholder, and will reimburse Shareholder, for any Damages arising from or in connection with:

(a)      any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement,;

(b)      any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)      any Liability arising out of the ownership or operation of the Company after the Effective Time other than to the extent arising out of or in connection with any matter with respect to which any Buyer Indemnified Person is entitled to indemnification pursuant to Section 11.2; or

(d)      any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions.

11.4.	Limitations on Amount—Shareholder

(a)     Shareholder shall have no liability (for indemnification or otherwise) with respect to claims under Sections 11.2(a) until the total of all Damages with respect to such matters exceeds

One Hundred Seventy Five Thousand Dollars ($175,000) and then only for the amount by which such Damages exceed One Hundred Seventy Five Thousand Dollars ($175,000). However, this Section 11.4(a) will not apply to claims arising from (i) Shareholder’s fraud or intentional misrepresentation, or (ii) claims arising under Sections 3.1 (Organization and Good Standing), 3.2 (Enforceability; Authority; No Conflict), 3.3 (Capitalization) and 3.24 (Affiliate Transactions) (the sections referred to in this Section 11.4(a)(ii), the “Fundamental Representations”).

(b)      Shareholder’s maximum aggregate liability for Damages for all claims presented under the indemnification provisions of this Article 11 or otherwise under the terms of this Agreement shall be limited to Five Million Dollars ($5,000,000), except that (i) claims under Sections 3.19 (Environmental Matters) and 3.25 (Export Compliance), when taken together with all other claims presented under the indemnification provisions of this Article 11 or otherwise under the terms of this Agreement, shall be limited to Ten Million Dollars ($10,000,000), (ii) claims under the Fundamental Representations and under Section 11.2(d) and Section 11.2(e), when taken together will all other claims presented under the indemnification provision of this Article 11 or otherwise under the terms of this Agreement shall be limited to the Purchase Price.

11.5.   Limitations on Amount--Buyer

(a)      Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds One Hundred Seventy Five Thousand Dollars ($175,000) and then only for the amount by which such Damages exceed One Hundred Seventy Five Thousand Dollars ($175,000). However, this Section 11.5(a) will not apply to claims arising from Buyer’s fraud or intentional misrepresentation or to claims arising under Sections 4.2 (Authority; No Conflict).

(b)      Buyer’s maximum aggregate liability for all claims presented under the indemnification provisions of this Article 11 or otherwise under the terms of this Agreement shall be limited to Five Million Dollars ($5,000,000).

11.6.   Time Limitations

(a)      If the Closing occurs, Shareholder will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than those in Sections 3.19 (Environmental Matters) and 3.25 (Export Compliance) as to which a claim may be made for 36 months, and in Section 3.12 (Taxes), as to which a claim may be made through the date of the applicable statute of limitations plus thirty days), only if on or before the eighteen month anniversary of the Closing Date Buyer notifies Shareholder of a claim specifying the factual basis of the claim in reasonable detail.

(b)      If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty only if on or before the eighteen month anniversary of the Closing Date, Shareholder notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail.

11.7.   Third-Party Claims

(a)      Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)      If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will not create a presumption that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of a Legal Requirement or any violation of the rights of any Person; and (B) the sole relief provided is monetary damages. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)      Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent.

(d)      With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree

(at the Indemnifying Person’s expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)      With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f)      Any Third-Party Claim that constitutes or relates to a Tax Proceeding shall be governed by the provisions of Section 10.4 to the extent inconsistent with this Section 11.7.

11.8.	Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.9.	Losses Net of Insurance, Etc.

Subject to the terms and conditions of this Article 11, following the Closing:

(a)      The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts (i) actually recovered or (ii) which are covered by and recoverable, on a commercially reasonable basis, by the Indemnified Person under, insurance policies in effect and applicable to such Damages or from other third parties and of any related reserve and respect thereof reflected on the final Closing Financial Statements.

(b)      Any payment or indemnity required to be made pursuant to Sections 11.2 or 11.3 shall be adjusted to take into account any reduction in Taxes realized by the Indemnified Persons (which term shall, for purposes of this Paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Person that is a branch or disregarded entity or other pass-through entity for any Tax purposes) as a result of the Damages giving rise to the payment or indemnity.

(c)      Each party agrees it will not seek punitive, exemplary, special, incidental or consequential damages (other than such damages sought or obtained by a third party) as to any matter under, relating to or arising out of this Agreement or the Contemplated Transactions (including under any loss of profits theory or purchase price multiplier calculations).

(d)      Notwithstanding Section 9.2, Buyer shall not be entitled to indemnification with respect to any Damages to the extent reserved as a liability on the Closing Financial Statements.

(e)      Except for such equitable remedies as may be available to enforce Sections 10.1, 10.2 and 12 of this Agreement, the parties hereto agree that the indemnification provisions in this Article 11 are intended to include the exclusive remedy following the Closing as to all Damages either may incur arising from or relating to the Proposed Transactions or this Agreement, and each party hereby waives, to the full extent they may do so, any of the rights or remedies that may arise under applicable statute, rule or regulation.

(f)      The indemnities herein are intended solely for the benefit of the person expressly identified in this Article 11 (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other person.

(g)      If any party fails to deliver a payment to the other required under this Article 11 within fifteen (15) business days after the final determination or adjudication (after expiration of all applicable appeal periods) of the amount of such Damages, the amount due will bear interest from its due date to the date it is paid at a per annum rate equal to the prime rate published in the Wall Street Journal on the date such payment is due.

12.	Confidentiality

The parties acknowledge that the information being provided to one another in connection with the Contemplated Transactions is subject to the terms of that certain confidentiality letter agreement dated March 22, 2010 between Shareholder and Buyer, the terms of which are incorporated herein by reference. After the Closing, except for disclosures required by any Legal Requirement, Shareholder and its Related Persons shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information, and deliver promptly to the Company, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in such Person’s possession or under such Person’s control. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 12 or other act or omission of such Person or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. If Shareholder or any Related Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify the Company promptly of the request or requirement so that the Company, at its own expense, may seek an appropriate protective order, order or other assurance that confidential treatment shall be accorded to all or part of such Confidential Information, or waive compliance with the provisions of this Section 12. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information, such Person may disclose the Confidential Information.

13.	General Provisions

13.1.	Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2.	Public Announcements

Shareholder and Buyer shall cooperate with each other to issue a joint press release regarding the Contemplated Transactions following the Closing.

13.3.	Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of receipt by the receiving equipment or party; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address or person as a party may designate by notice to the other parties):

Shareholder: Esterline Technologies Corporation

Attention: Steve Larson

Address: 500 108th Avenue N.E., Suite 1500

   Bellevue, WA 98004

Fax no.: (425) 519-1895

E-mail address: slarson@esterline.com

And

with a copy to (which shall not constitute notice): Perkins Coie, Attorneys at Law

Attention: Troy Hickman

Address: 1201 Third Avenue, Suite 4800

   Seattle, WA 98101

Fax no.: (206) 359-7356

E-mail address: thickman@perkinscoie.com

Buyer: Measurement Specialties, Inc

Attention: Frank Guidone

Address: 1000 Lucas Way

   Hampton, VA 23666

Fax no.:

E-mail address: frank.guidone@meas-spec.com

with a copy to (which shall not constitute notice): DLA Piper LLP (US)

Attention: Joseph B. Alexander, Jr.

Address: 1201 West Peachtree Street, Suite 2800

   Atlanta, Georgia 30309

Fax no.: (404) 682-7890

E-mail address: Joe.Alexander@dlapiper,com

13.4.	Jurisdiction; Service of Process; Mediation; Waiver of Jury Trial

(a)      Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of New York, City of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b)      Any controversy or claim arising out of or relating to this Agreement or any related agreement or any of the Contemplated Transactions will be settled in the following manner: (a) senior executives representing each of Shareholder and Buyer will meet to discuss, call, correspond or otherwise attempt to resolve the controversy or claim for no less than 30 days; (b) if the controversy or claim is not resolved as contemplated by clause (a), Shareholder and Buyer will, by mutual consent, select an independent third party to mediate such controversy or claim, provided that such mediation will not be binding upon any of the parties; and (c) if such controversy or claim is not resolved as contemplated by clauses (a) or (b), the parties will have such rights and remedies as are available under this Agreement or, if and to the extent not provided for in this Agreement, are otherwise available, provided, however, that this Section 13.4(b) shall be inapplicable in the event that a party determines in good faith that compliance herewith is reasonably likely to have an irreparably adverse impact on such party or its Related Persons.

(c)      THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS

SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.5.	Waiver; Remedies Cumulative

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.6.	Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Shareholder) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.7.	Assignments, Successors and No Third-Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.7.

13.8.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.9.	Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedules.

13.10.	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.11.	Governing Law

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

13.12.	Execution of Agreement

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[The remainder of this page is intentionally left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:		Shareholder:
Measurement Specialties, Inc.		Esterline Technologies Corporation
By:	/s/ Mark Thomson	By:	/s/ Stephen R. Larson

Name:	Mark Thomson	Name:	Stephen R. Larson

Title:	CFO	Title:	Vice President of Strategy & Technology

Company:
Pressure Systems, Inc.
By:	/s/ Steve Yakshe

Name:	Steve Yakshe

Title:	President

[Signature page to Stock Purchase Agreement]